DWP SCUDDER
powered by
X-markets

ONE-TO-ONE
STRUCTURED PRODUCTS EDUCATION
A V E R A G I N G   A N D
T H E   P O I N T- T O - P O I N T  M E T H O D

DWS SCUDDER EDUCATION

                                                                              2

What are
Averaging and the Point-to-Point Method?

Why are
these features sometimes used in
structured notes?

AVERAGING AND POINT-TO-POINT METHOD

AVERAGING AND THE POINT-TO-POINT METHOD

Structured notes use numerous features designed to produce a particular return or to provide exposure to one or more assets. Two such features "Averaging" and the "Point-to-Point Method" - impact how the return of a structured note is determined.

AVERAGING

o    Averaging is calculating the arithmetic mean of a series of values.
     Determining the arithmetic mean involves adding a series of values then dividing that sum by the number of observations.
o    Expressed as a value, the return of a structured note using Averaging is determined by subtracting the initial value from the Average.
o    The percentage return is determined by subtracting the initial value from the Average then dividing that amount by the initial value.
o    Averaging is frequently used in structured notes to decrease the cost of the Performance Component providing exposure to the underlying asset or assets (typically an option or combination of options).

POINT-TO-POINT METHOD

o    The "Point-to-Point Method" simply compares the final value to the initial value.
o    Expressed as a value, the Point-to-Point Method is determined by subtracting the initial value from the final value.
o    The percentage return is determined by subtracting the initial value from the final value then dividing that amount by the initial value.
o    Generally, determining the return of a structured note using the
     Point-to-Point Method will be more costly than using Averaging.

                                      AVERAGING AND POINT-TO-POINT METHOD

SELECTED CONSIDERATIONS

o    Using Averaging to determine the return of a structured note means that the return of the note will be different, perhaps significantly, that the return determined using the Point-to-Point Method.
o    Averaging generally dampens the volatility of the underlying asset or assets, which may be useful with highly volatile underlyings, but typically involves a trade-off of potential return.
o    The use of Averaging to determine the return of a structured note makes the return of the note path dependent (i.e., each observation level during the averaging period impacts the return of the note), where as with the
     Point-to- Point Method only the initial and final levels have an impact upon the determination.
o    Averaging may be accomplished in many different ways - for example, daily
     / monthly / quarterly / annually - each of which potentially impacts the cost and return of a note differently.
o    For otherwise identical structured notes (same underlying, issuer, structure, etc.), a note using Averaging generally will have a shorter maturity than a note that uses the Point-to-Point Method.

RISING MARKET

In this illustration, the Initial Level is 1,280 and the Final Level is 1,418,
an increase of 138. The Average is 1318.50, which is greater than the Initial
Level, but substantially less than the Final Level. This highlights the potential impact of averaging in a generally rising market illustrating that structures using Averaging may produce materially different returns than those using the Point-to-Point Method. In a rising market, Averaging will generally produce results less favorable than the Point-to-Point Method, although the outcome depends upon the actual observation levels during the averaging period.

                                                DECLINING MARKET

In this illustration, the Initial Level is 1,418 and the Final Level is 1,280,
a decrease of 138. As with the preceding illustration, the Average is 1318.50 which is substantially less than the Initial Level, but more than the Final
Level. This illustration highlights the potential impact of averaging in a generally declining market illustrating that structures using averaging may produce materially different returns than those using the Point-to-Point
Method. In a declining market, Averaging will generally produce results more favorable than the Point-to-Point Method, although the outcome depends upon the actual observation levels during the averaging period.

                                                 7

Before purchasing a structured product, investors should carefully consider the risks associated with an investment in the structured product and whether the structured product is a suitable investment for them. Before investing, prospective investors should read the prospectus relating to the particular structured product. In addition, investors are encouraged to consult with their investment, legal, accounting, tax and other advisers in connection with any investment in a structured product.

The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting
EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-311-4409.

X-markets is the Deutsche Bank worldwide platform for structured notes. DWS
Scudder is the US retail brand name of Deutsche Asset Management (DeAM), the global asset management division of Deutsche Bank AG.

                                                 DWS Scudder is part of Deutsche
Asset Management, ISSUER FREE WRITING PROSPECTUS
                                                 which represents the US asset
management activities of File Pursuant to Rule 433
                                                 Deutsche Bank AG, Deutsche Bank
Trust Company Americas,
Registration Statement No. 333-137902
                                                 Deutsche Investment Management
Americas Inc. and Dated: July 19, 2007
                                                 DWS Trust Company.
                                                 DWS Scudder Distributors, Inc.
NOT FDIC/NCUA INSURED MAY LOSE VALUE             222 South Riverside Plaza Chicago,
IL 60606-5808 NO BANK GUARANTEE NOT A DEPOSIT www.dws-scudder.com e-mail rep@dws.com
NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY     Sales Support (800) 621-1148
                                                 Retirement Services Specialists
(800) 522-1441

(C) 2007 DWS Scudder Distributors, Inc. All rights reserved. 50664 (7/07)